EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-136311, 333-117654, 333-88304, 333-51126, 333-41485, and 333-92783 on Form S-8 and Registration Statement Nos. 333-114361 and 333-114062 on Form S-3 of our reports dated February 28, 2008, relating to the consolidated financial statements and financial statement schedules of Alliant Energy Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

February 28, 2008